Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Appoints Michele Korfin and Gilberto Quintero, Ph.D. to Board of Directors

CANTON, Mass., May 5, 2022 — Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today announced the appointments of Michele Korfin and Gilberto Quintero, Ph.D. to the Company’s Board of Directors, effective May 3, 2022. Ms. Korfin and Dr. Quintero will serve as independent directors of the Company. With the appointment of Ms. Korfin and Dr. Quintero, the Company’s board of directors has a majority of independent directors.

“I am pleased to welcome Michele and Gilberto to our Board of Directors, each of whom brings significant experience built over their respective careers working for companies ranging in size and global scale across the healthcare industry.” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “I look forward to leveraging their knowledge and experience from many years working in leadership roles in a variety of areas including operations, commercial, market access, compliance and regulatory affairs.”

Michele Korfin joined Gamida Cell’s leadership team as Chief Operating and Chief Commercial Officer in 2020. Prior to Gamida Cell, Michele served as Chief Operating Officer at TYME Technologies. From 2016 until 2018, she was Vice President of Market Access at Kite Pharma, where she oversaw market access strategy, including payer relations, reimbursement and government affairs for YESCARTA®, the first approved CAR-T therapy in lymphoma. She also worked closely with the manufacturing and supply chain teams at Kite to prepare for FDA approval and commercialization. Before joining Kite, Michele spent more than a decade at Celgene (now part of Bristol Myers Squibb) in a variety of key strategic and operational roles, including in commercial leadership and oversight of the global development programs for REVLIMID®, a therapy approved for patients with certain hematologic malignancies. She also led the Celgene oncology sales force responsible for ABRAXANE®, which is now a standard of care in pancreatic cancer. Michele holds an MBA from Harvard Business School and a B.S. in Pharmacy from Rutgers University. She is also on the Board of Trustees of BioNJ, the organization that represents the biotechnology industry for New Jersey.

Gilberto Quintero, Ph.D. has served as Chief Quality Officer of Global Quality, Regulatory and Compliance at Kimberly-Clark since 2019. Before joining Kimberly-Clark, Gilberto spent more than a decade at Cardinal Health in roles of increasing responsibility most recently serving as Chief Quality and Regulatory Affairs Officer for Pharmaceuticals and Medical Devices. Gilberto’s experience also includes eleven years at Wyeth/Pfizer where he had technical leadership positions in R&D, Quality and Technical Operations. Gilberto earned a B.S. in Chemistry from Catholic University, a Ph.D. in Chemistry from Texas A&M University and an MBA from the University of Tennessee at Chattanooga.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

ICR Westwicke

Mike Piccinino, CFA

OrganoIR@westwicke.com

Press and Media Inquiries:

Organogenesis

Lori Freedman

lfreedman@organo.com

FH10875715.4